PRICING SUPPLEMENT                                          File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
June 3, 2003)
Pricing Supplement Number: 2325


                             Merrill Lynch & Co., Inc.


                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


Principal Amount:            $500,000,000

Issue Price:                 99.757%

CUSIP Number:                59018YRN3

Interest Rate:               3.125% per annum

Original Issue Date:         July 15, 2003

Stated Maturity Date:        July 15, 2008

Interest Payment Dates:      Each January 15th and July 15th, commencing on
                             January 15th, 2004 subject to following Business
                             Day convention.

Repayment at the Option
of the Holder:               The Notes cannot be repaid prior to the Stated
                             Maturity Date.

Redemption at the Option
of the Company:              The Notes cannot be redeemed prior to the Stated
                             Maturity Date.


Form: The Notes are being issued in fully registered book-entry form.


Trustee:                     JPMorgan Chase Bank


Underwriters:                Merrill Lynch, Pierce, Fenner & Smith
                             Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                             and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.
                             MLPF&S is acting as the Lead Underwriter.

                             Pursuant to an agreement, dated July 10, 2003
                             (the "Agreement"), between Merrill Lynch & Co. Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                             Underwriters                                Principal Amount of the Notes
                             ------------                                -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith          $495,000,000
                                         Incorporated
                             HSBC Securities (USA) Inc.                     $  2,500,000
                             ABN AMRO Incorporated                          $  2,500,000
                                                                              ----------
                                                                            $500,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the
                             Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                       July 10, 2003